Exhibit 10.5

April 6, 2015

VIA HAND DELIVERY

Stephen Cripe
[Address]

Re:     Terms of Retirement

Dear Steve:

This letter is to confirm the terms of your retirement and separation of employment from Jason Industries, Inc. (the “Company”).

The Company and you will agree to a mutually acceptable termination date ("Termination Date"). We anticipate that this date will be May 31, 2015. As of April 20, 2015, you will resign as an officer and director of the Company, of its direct and indirect subsidiary companies, and each other company for which you have been serving as an officer or director at the request of the Board of Directors of the Company (“Company Board”). Enclosed is a Resignation form for you to sign to document your resignation.

You will receive your salary and benefits through the Termination Date and will be paid for any unused, earned vacation. You will also receive within a reasonable time following your timely submission of all applicable documentation and our review and approval, reimbursement for expenses incurred by you relating to your employment prior to the Termination Date. Except as indicated below, all other benefits will terminate on your Termination Date.

As of the Termination Date, pursuant to the Award Agreement between you and the Company dated June 30, 2014 ("Award Agreement") you have 104,204 Time-Vesting RSUs, 121,570 EBITDA-Vesting RSUs and 121,570 Stock Price-Vesting RSUs. For purposes of vesting, we are treating your departure from the Company as a termination without Cause. As a result:

(1)     Under the terms of the Award Agreement, all of the Time-Vesting RSUs (104,204 RSUs) will vest as of the Termination Date.

(2)    Under the terms of the Award Agreement, a pro rata portion (days from grant date to the Termination Date divided by 1,095 days) of the EBITDA-Vesting RSUs will remain outstanding and eligible to vest subject to achievement of the Adjusted EBITDA performance goal for the three year period. Based on a Termination Date of May 31, 2015, 37,192 EBITDA-Vesting RSUs (at target) will remain outstanding and eligible to vest.

Steve Cripe
April 6, 2015

(3)    Under the terms of the Award Agreement, the Stock Price-Vesting RSUs (121,570 RSUs at maximum) will remain outstanding and eligible to vest for a period of one year following the Termination Date in accordance with the achievement of the vesting conditions set forth in the Award Agreement.

In addition, if you sign and return the enclosed General Release Agreement (“Release”) within the time limits indicated in the Release, and do not revoke the enclosed Release, you will receive the following:

(1)    One Million One Hundred Eight Thousand Eight Hundred Dollars ($1,108,800), less legally required withholdings and deductions, which is equal to 1.5 times the total of your Base Salary ($369,600) and your Target Bonus ($369,600). Because you are a Specified Employee, the first six months' of payments will be delayed. As a result, this amount will be paid as follows: (i) on the first payroll date which occurs six months after the Termination Date you will receive a lump sum payment of Three Hundred Sixty-Nine Thousand Six Hundred Dollars ($369,600), less legally required withholdings and deductions; (ii) beginning on the first of the month of the first month that falls at least six months after your Termination Date, you shall be paid equal bi-weekly installments, less legally required withholdings and deductions, on the Company's normal payroll periods for a period of twelve months.

(2)    An amount which is equal to the days that you are employed by the Company in 2015 divided by 365, times your annual bonus for 2015 if your employment had not terminated (without regard to any subjective performance goals), less legally required withholdings and deductions. We will provide you with this exact amount once we know what your annual bonus for 2015 would have been if you had remained employed. This amount shall be paid in 2016 at the same time bonuses are paid to other senior executives of the Company, and the Company shall use commercially reasonable efforts to make payment of this amount by March 15, 2016.

(3)    If you are eligible for and enroll in COBRA, the Company will pay the employer portion of your medical, dental, and vision benefits for the shorter of 18 months or until such earlier time as you become employed and eligible for such benefits under a plan of a new employer. In addition, you will be allowed to continue to participate in the Company's life, long-term disability, long term care, and group accident plans to the extent allowed under the applicable plans, for the shorter of 18 months or until such earlier time as you become employed and eligible for such benefits under a plan of a new employer, with the Company paying the employer portion of the premium for these benefits.

(4)    The Company will also provide outplacement services commensurate with the services commonly provided to a person in a position comparable to the position you held with the Company, if you are interested in receiving them. Please contact me for more information about such services. If you are not interested in these services, and intend to waive them, please let me know.

As indicated in the Release, you have until the later of: (a) twenty-one (21) days from receipt of the release; or (b) the day after your employment ends, to accept and sign the release, and the earliest that you can sign the release is the day after your employment ends.

Steve Cripe
April 6, 2015

Whether or not you sign the Release, you must comply with the obligations in Sections 6, 7, and 8 of the Amended and Restated Employment Agreement between you and the Company dated June 30, 2014 (“Employment Agreement”). In addition, your receipt of the above benefits is contingent upon your compliance with the obligations in Sections 6, 7 and 8 of the Employment Agreement.

You will need to return by the Termination Date all Company property in your possession or under your control. In addition, as stated in the Employment Agreement, you will also need to return on this date all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product or the business of any member of the Company or its direct and indirect subsidiary companies which you have in your possession or under your control.

If you have any questions as you are reviewing the above or the enclosed, please let Brian French know.

Sincerely,

Jason Industries, Inc.
By: /s/ David C. Westgate
Its: Chief Executive Officer
Date: April 6, 2015

Understood, accepted and agreed to on this
day of 4/7 , 2015.

/s/ Stephen Cripe
Stephen Cripe